Filed Pursuant to Rule 424(b)(5)

Registration No. 333-267446

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 15, 2022)

Up to $4,750,000

Ordinary Shares

This prospectus supplement amends and supplements the information in the prospectus supplement, dated May 22, 2024 (the “Prior Prospectus Supplement”), relating to the offer and sale of up to $2,300,000 of ordinary shares with no par value, pursuant to the Sales Agreement (the “Sales Agreement”) we previously entered into with A.G.P./Alliance Global Partners (“A.G.P.”). This prospectus supplement is registering the offer and sales of up to $4,750,000 of our ordinary shares. This prospectus supplement should be read in conjunction with the Prior Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus Supplement. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus Supplement and any future amendments or supplements thereto.

Our ordinary shares are traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “FRGT.” On June 21, 2024, the last reported sale price of our ordinary shares on Nasdaq was $0.3696 per share.

The aggregate market value of our outstanding ordinary shares held by non-affiliates as of June 21, 2024, is $5,301,925, based on 14,369,813 ordinary shares outstanding, of which 14,345,034 are held by non-affiliates, and a closing price on the Nasdaq Capital Market of $0.9950 on April 26, 2024, which is within 60 days of the date of this prospectus supplement. Upon any sale of ordinary shares under this prospectus supplement pursuant to General Instruction I.B.5 of Form F-3, in no event will the aggregate market value of securities sold by us or on our behalf pursuant to General Instruction I.B.5 of Form F-3 during the twelve calendar month period immediately prior to, and including, the date of any such sale exceed one-third of the aggregate market value of our ordinary shares held by non-affiliates, calculated in accordance with General Instruction I.B.5 of Form F-3. As of the date hereof, we have offered and sold $1,524,619 of securities pursuant to General Instruction I.B.5 of Form F-3 during the twelve-calendar month period that ends on and includes the date hereof.

Investing in our ordinary shares involves a high degree of risk and uncertainty. See “Risk Factors” beginning on page S-15 of the Prior Prospectus Supplement and in our annual report on Form 20-F for the fiscal year ended December 31, 2023, filed with the Commission on May 9, 2024, which is incorporated by reference herein, to read about the risks you should consider before purchasing our ordinary shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OR PRIOR PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Sole Sales Agent

A.G.P.

The date of this prospectus supplement is June 21, 2024.